Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FIRST-QUARTER 2015 RESULTS

•	Proppant Solutions volumes up 12% over prior quarter, down 6% sequentially

•	Total revenue of $301.5 million up 2% over prior quarter, down 15% sequentially

•	Net income of $30.8 million, or $0.18 per diluted share – down 11% over prior quarter, down 19% sequentially

•	Free cash flows in the quarter of $41.4 million after capital expenditures and debt repayments

CHESTERLAND, Ohio – May 12, 2015 – Fairmount Santrol (NYSE: FMSA) today announced results for the first quarter ended March 31, 2015.

First-Quarter 2015 Results vs. Prior Year

First-quarter 2015 revenue totaled $301.5 million, up 2% from $294.9 million for the same period in 2014. Overall sales volumes increased to 2.3 million tons for the quarter, an 8% increase compared with 2.1 million tons in the first quarter of 2014. The increase in volumes in the first quarter of 2015 over the prior-year period was primarily due to continued strong demand resulting from increased proppant intensity and improved service levels driven by better weather conditions and improved rail service compared with last year.

For the first quarter, net income was $30.8 million, or $0.18 per diluted share, compared with net income of $34.5 million, or $0.21 per diluted share, for the same period a year ago. Adjusted earnings per diluted share were $0.19, compared with adjusted earnings per diluted share of $0.21 for the first quarter of 2014. Adjusted EBITDA for the first quarter was $75.1 million, down 9% from first-quarter 2014 Adjusted EBITDA of $82.1 million. Adjusted EBITDA was impacted by a decline in contribution margin in our Proppant Solutions Segment and an increase in year-over-year SG&A expenses driven mostly by costs associated with being a public company.

Business Segments

Proppant Solutions

Total Proppant Solutions volumes for the first quarter of 2015 rose to 1.8 million tons, up 12% compared to the prior year period. Raw sand volumes were 1.5 million tons, up 18% from the prior year period. Coated proppant volumes were 0.29 million tons, down 10% from the prior year period driven primarily by a decrease in demand for pre-cured resin-coated proppants.

Proppant Solutions revenue totaled $272.9 million in the first quarter, a 2% increase compared with $266.5 million in the same period a year ago. The year-over-year increase in volumes exceeded the increase in revenue due to the decline in resin-coated volumes and the effect of price decreases in the first quarter, primarily on resin-coated products.

Contribution margin for Proppant Solutions decreased to $83.8 million this quarter from $89.0 million in the first quarter of 2014 due to the decline in volume and selling prices for resin-coated proppants, partially offset by an increase in contribution margin in both our Northern White and Texas Gold product lines. Changes in selling prices for raw sand did not have a significant impact on contribution margin in the first quarter of 2015 compared with the prior year period.

Industrial and Recreational Products

Industrial and Recreational revenue was $28.6 million, compared with $28.4 million in the same period a year ago. This segment shipped 0.53 million tons in the first quarter, down 4% compared with the first quarter a year ago.

Segment contribution margin was $7.1 million versus $6.2 million in the first quarter of 2014 due to increased mix to more profitable products in the foundry, building products and recreational businesses.

Sequential Comparison

Total Proppant Solutions volumes in the first quarter of 2015 were down 6% from the fourth quarter of 2014. Raw sand volumes were down only 2% sequentially while coated proppant volumes were down 23% versus the fourth quarter of 2014.

Proppant Solutions revenue was down 16% sequentially from the fourth quarter of 2014 due to a decline in proppant volumes, and price declines across both our Northern White raw sand and resin-coated proppant product lines.

Also, on a sequential basis, the Company’s net income and Adjusted EBITDA were down 19% and 25%, respectively, resulting from the contraction in oil and gas activity this year.

“Our first-quarter performance under the challenging market conditions is a result of the resilience of our differentiated business model and the focus of everyone at Fairmount Santrol,” said Jenniffer Deckard, President and Chief Executive Officer. “We continued to invest in our long-term relationships with customers while proactively addressing the rapid downturn in the oil and gas market. We acted quickly to help our customers lower their cost per barrel of oil equivalent (BOE) by leveraging our broad operating footprint and logistics network and by providing price reductions to allow them to remain competitive. We also have taken a number of internal actions, including organizational restructuring and facility consolidation, in order to more closely align our own cost structure with the near-term oil and gas market conditions. Despite these near-term challenges, we will continue to invest in our business for the long term, including the continued development of differentiated coated products.”

Progress on Key Initiatives

•	Propel SSP™ trials continue to draw high customer interest and deliver successful results: The Company continues to see strong interest in its revolutionary Propel SSP proppant transport technology, propelled by compelling field trial results. In the first quarter, the Company increased total well count and stage count for Propel SSP by 29% and 34%, respectively. This leading-edge proppant solution has now been used by more than 10 E&P companies in 12 different U.S. plays such as the Eagle Ford, Marcellus, Permian, Three Forks and Utica, as well as in plays in Canada. When compared to offset wells, hydrocarbon production in most wells pumped with Propel SSP has increased by more than 30% within six months. In several plays, operators have achieved greater than 50% production gains within two months. In addition to production enhancement, several fracturing designs have been optimized to yield lower water, chemical and energy usage.

•

Focus on cost effectiveness: In response to rapidly changing market conditions, Fairmount Santrol has taken actions to consolidate volumes into the Company’s most cost-effective footprint. In the first quarter of 2015, the Company closed its higher-cost sand facility in Readfield, Wisconsin, and idled or scaled back operations at coating facilities in Fresno, Texas, and Monterrey, Mexico. The Company

has taken further actions in the second quarter – idling or closing its sand facility in Brewer, Missouri, and its coating facilities in Bridgman, Michigan and Voca, Texas. Additionally, the Company has discontinued activity at five transloading terminals and pushed out deliveries on new rail car orders to better align its logistics network with customer demand and to facilitate enhanced efficiencies and reduced demurrage across the remaining facilities. In combination with additional reductions in SG&A positions, Fairmount Santrol has reduced total Company headcount by approximately 14% since the beginning of the year.

•	Improving our cash position: In addition to cost reductions, the Company is taking actions to improve its cash position. Fairmount Santrol is closely managing working capital and is successfully reducing inventories based on business trends. Capital expenditures in the quarter were $31.9 million, which were consistent with spending last year and favorable to the Company’s plan. After capital expenditures and debt repayments, the Company generated free cash flow of $41.4 million in the quarter, increasing its cash balance from $76.9 million at the end of 2014 to $118 .4 million at the end of the first quarter 2015. The Company has further increased its cash position to $154.5 million as of April 30, 2015.

Capitalization

As of March 31, 2015, Fairmount Santrol had $118.4 million in cash and cash equivalents and $113.5 million available under its credit facilities. Total debt at the end of the first quarter was $1.25 billion.

Outlook

At this time, the Company is continuing to forgo providing earnings guidance due to the uncertainty in the oil and gas markets. Given the sustained lower level of rig counts and drilling activity, the Company does anticipate that proppant volumes and pricing will face continued pressure, which could result in lower levels of revenues and profitability in the near term.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

We define EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. We define Adjusted EBITDA as EBITDA before non-cash stock-based compensation, management fees and reimbursement of expenses to sponsor, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, and certain other non-cash income or expenses. Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operation performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

We define segment contribution margin as total revenues less the cost of goods sold to produce and deliver the products of each segment and less selling, general & administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today at 10 a.m. Eastern Time to discuss the Company’s 2015 first-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the Investor Relations section of the Company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 28475325. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 28475325. The replay of the call will be available through May 19, 2015.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including fluctuations in demand for, and pricing of, our products; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products, including Propel SSP; and our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters;

increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except share and per share amounts)

Revenue	$301,490	$294,933
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	202,548	191,112

Operating expenses
Selling, general and administrative expenses	24,020	21,778
Depreciation, depletion and amortization expense	16,223	12,938
Stock compensation expense	1,883	2,094
Other operating expense (income)	(313)	(65)

Income from operations	57,129	67,076

Interest expense, net	15,308	17,906
Other non-operating expense	324	291

Income before provision for income taxes	41,497	48,879

Provision for income taxes	10,617	14,265

Net income	30,880	34,614
Less: Net income attributable to the non-controlling interest	121	73

Net income attributable to FMSA Holdings Inc.	$30,759	$34,541

Earnings per share
Basic	$0.19	$0.22
Diluted	$0.18	$0.21

Weighted average number of shares outstanding
Basic	160,938,475	156,462,356
Diluted	166,338,557	165,082,614

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2015	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$118,372	$76,923
Accounts receivable, net	177,444	206,094
Inventories	115,748	131,613
Deferred income taxes	5,158	5,158
Prepaid expenses and other assets	33,132	40,766

Total current assets	449,854	460,554

Property, plant and equipment, net	859,930	841,274
Goodwill	84,649	84,677
Intangibles, net	99,466	100,769
Other assets	26,389	26,742

Total assets	$1,520,288	$1,514,016

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$17,277	$17,274
Accounts payable	70,527	88,542
Accrued expenses	30,908	36,025

Total current liabilities	118,712	141,841

Long-term debt	1,233,544	1,235,365
Deferred income taxes	74,613	74,351
Other long-term liabilities	32,439	28,985

Total liabilities	1,459,308	1,480,542

Equity
Common stock	2,388	2,387
Additional paid-in capital	774,432	771,888
Retained earnings	527,938	497,179
Accumulated other comprehensive income (loss)	(18,728)	(12,809)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	2,613	2,492

Total equity (deficit)	60,980	33,474

Total liabilities and equity	$1,520,288	$1,514,016

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share amounts)

Net income	$30,880	$34,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	14,920	11,602
Amortization	2,993	2,950
Inventory reserve adjustment	1,241	—
Unrealized loss (gain) on interest rate swaps	18	100
Deferred income taxes	262	1,353
Stock compensation expense	1,883	2,094
Change in operating assets and liabilities, net of acquired balances:
Accounts receivable	28,650	(51,489)
Inventories	14,624	(1,769)
Prepaid expenses and other assets	3,567	14,308
Accounts payable	(17,255)	(100)
Accrued expenses	(4,363)	8,411

Net cash provided by operating activities	77,420	22,074

Cash flows from investing activities
Capital expenditures	(31,855)	(29,835)

Net cash used in investing activities	(31,855)	(29,835)

Cash flows from financing activities
Proceeds from issuance of term loans	—	41,000
Payments on term debt	(3,128)	(3,128)
Change in other long-term debt and capital leases	(1,479)	(1,105)
Proceeds from borrowing on revolving credit facility	—	4,000
Payments on revolving credit facility	—	(41,000)
Proceeds from option exercises	786	—
Tax effect of stock options exercised and dividend equivalents	(124)	—
Financing costs	—	(1,699)

Net cash used in financing activities	(3,945)	(1,932)

Foreign currency adjustment	(171)	(20)

Increase (decrease) in cash and cash equivalents	41,449	(9,713)

Cash and cash equivalents:
Beginning of period	76,923	17,815

End of period	$118,372	$8,102

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except volume amounts)

Volume (tons)
Proppant Solutions
Raw sand	1,487,414	1,261,453
Coated proppant	290,568	322,796

Total Proppant Solutions	1,777,982	1,584,249

Industrial & Recreational Products	530,768	552,567

Total volumes	2,308,750	2,136,816

Revenue
Proppant Solutions	$272,869	$266,500
Industrial & Recreational Products	28,621	28,433

Total revenue	301,490	294,933

Segment contribution margin
Proppant Solutions	83,819	89,028
Industrial & Recreational Products	7,076	6,222

Total segment contribution margin	90,895	95,250

Operating expenses excluded from segment contribution margin
Selling, general, and administrative expenses	15,760	13,126
Depreciation, depletion, and amortization expense	16,223	12,938
Stock compensation expense	1,883	2,094
Other operating expense	(99)	16
Interest expense, net	15,308	17,906
Other non-operating expense	324	291

Income before provision for income taxes	$41,497	$48,879

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share amounts)

Reconciliation of adjusted EBITDA
Net income attributable to FMSA Holdings Inc.	$30,759	$34,541
Interest expense, net	15,308	17,906
Provision for income taxes	10,617	14,265
Depreciation, depletion, and amortization expense	16,223	12,938

EBITDA	72,907	79,650

Non-cash stock compensation expense(1)	1,883	2,094
Management fees & expenses paid to sponsor(2)	—	291
Transaction expenses(3)	—	99
Severance payments	324	—

Adjusted EBITDA	$75,114	$82,134

(1)    Represents stock-based awards issued to our employees.

(2)    Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement. The agreement was terminated upon the Initial Public Offering in October 2014.

(3)    Represents expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.

Reconciliation of adjusted earnings
Net income attributable to FMSA Holdings Inc.	$30,759	$34,541
After-tax effect of adjustments noted above*	194	234

Adjusted Net income attributable to FMSA Holdings Inc.	$30,953	$34,775

* Excludes non-cash stock compensation expense and uses a marginal tax rate of 40%

Earnings per share
Basic	$0.19	$0.22
Diluted	$0.18	$0.21

Adjusted earnings per share
Basic	$0.19	$0.22
Diluted	$0.19	$0.21